                                                                      EXHIBIT 99





                           MBIA INSURANCE CORPORATION
                                AND SUBSIDIARIES

                        CONSOLIDATED FINANCIAL STATEMENTS

                 AS OF SEPTEMBER 30, 2001 AND DECEMBER 31, 2000

              AND FOR THE PERIODS ENDED SEPTEMBER 30, 2001 AND 2000

                           MBIA INSURANCE CORPORATION
                                AND SUBSIDIARIES

                                    I N D E X
                                    ---------

                                                                PAGE
                                                                ----

Consolidated Balance Sheets -
    September 30, 2001 and December 31, 2000 (Unaudited)           3

Consolidated Statements of Income -
    Three months and nine months ended September 30, 2001
    and 2000 (Unaudited)                                           4

Consolidated Statement of Changes in Shareholder's Equity -
    Nine months ended September 30, 2001 (Unaudited)               5

Consolidated Statements of Cash Flows -
    Nine months ended September 30, 2001 and 2000 (Unaudited)      6

Notes to Consolidated Financial Statements (Unaudited)           7-8

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                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS (Unaudited)
                 (dollars in thousands except per share amounts)

                                                                  September 30, 2001    December 31, 2000
                                                                  ------------------  --------------------
Assets
------

    Investments:
      Fixed-maturity securities held as available-for-sale
        at fair value (amortized cost $6,380,488 and $6,153,981)       $6,629,909              $6,274,595
      Fixed-maturity securities pledged as collateral
        at fair value (amortized cost $581,433 and $385,910)              607,316                 390,938
      Short-term investments, at amortized cost
        (which approximates fair value)                                   303,676                 269,900
      Other investments                                                    28,793                   9,663
                                                                   ---------------        ----------------
          Total investments                                             7,569,694               6,945,096

    Cash and cash equivalents                                               6,572                  12,541
    Securities purchased under agreements to resell                       546,906                 330,000
    Accrued investment income                                             110,446                 106,822
    Deferred acquisition costs                                            276,728                 274,355
    Prepaid reinsurance premiums                                          490,364                 442,622
    Reinsurance recoverable on unpaid losses                               35,659                  31,414
    Goodwill (less accumulated amortization of
      $65,277 and $61,784)                                                 77,703                  81,196
    Property and equipment, at cost (less accumulated
      depreciation of $46,110 and $38,309)                                114,596                 117,338
    Receivable for investments sold                                       107,072                   2,497
    Other assets                                                          169,162                 105,846
                                                                   ---------------        ----------------
      Total assets                                                     $9,504,902              $8,449,727
                                                                   ===============        ================

Liabilities and Shareholder's Equity
------------------------------------
    Liabilities:
      Deferred premium revenue                                         $2,496,334              $2,397,578
      Loss and loss adjustment expense reserves                           526,712                 499,279
      Securities sold under agreements to repurchase                      546,906                 330,000
      Deferred income taxes                                               305,182                 253,363
      Deferred fee revenue                                                 25,054                  26,138
      Payable for investments purchased                                   102,424                   2,334
      Other liabilities                                                   249,025                 133,429
                                                                   ---------------        ----------------
        Total liabilities                                               4,251,637               3,642,121

    Shareholder's Equity:
      Common stock, par value $150 per share; authorized,
        issued and outstanding - 100,000 shares                            15,000                  15,000
      Additional paid-in capital                                        1,562,497               1,540,071
      Retained earnings                                                 3,519,810               3,191,536
      Accumulated other comprehensive income,
        net of deferred income tax provision
        of $96,339 and $43,910                                            155,958                  60,999
                                                                   ---------------        ----------------
        Total shareholder's equity                                      5,253,265               4,807,606

      Total liabilities and shareholder's equity                       $9,504,902              $8,449,727
                                                                   ===============        ================

The accompanying notes are an integral part of the consolidated financial statements.


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                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
                             (dollars in thousands)



                                                                Three months ended            Nine months ended
                                                                   September 30                 September 30
                                                         -----------------------------    ----------------------------
                                                             2001            2000            2001            2000
                                                         -------------    ------------    ------------    ------------

Revenues:
     Gross premiums written                                  $218,722        $172,010        $610,186        $510,142
     Ceded premiums                                           (75,264)        (49,221)       (173,409)       (153,997)
                                                         -------------    ------------    ------------    ------------
        Net premiums written                                  143,458         122,789         436,777         356,145
     Increase in deferred premium revenue                      (9,008)         (9,636)        (53,953)        (29,136)
                                                         -------------    ------------    ------------    ------------
        Premiums earned (net of ceded premiums of
           $43,512, $40,993, $123,765 and $111,337)           134,450         113,153         382,824         327,009
     Net investment income                                    105,310          99,308         309,460         292,754
     Net realized gains                                           858           6,599           5,903          18,317
     Change in fair value of derivative instruments             6,349             ---            (757)            ---
     Advisory fees                                              5,507           5,358          23,693          16,904
     Other                                                        205             206             592             206
                                                         -------------    ------------    ------------    ------------
        Total revenues                                        252,679         224,624         721,715         655,190
                                                         -------------    ------------    ------------    ------------

Expenses:
     Losses and loss adjustment                                10,325          13,873          41,366          36,195
     Amortization of deferred acquisition costs                11,139           9,166          31,009          26,488
     Operating                                                 19,362          19,724          57,092          58,757
                                                         -------------    ------------    ------------    ------------
        Total expenses                                         40,826          42,763         129,467         121,440
                                                         -------------    ------------    ------------    ------------

Income before income taxes                                    211,853         181,861         592,248         533,750

Provision for income taxes                                     55,788          46,165         153,492         137,242
                                                         -------------    ------------    ------------    ------------

Income before cumulative effect of accounting change          156,065         135,696         438,756         396,508

     Cumulative effect of accounting change                       ---             ---         (11,082)            ---
                                                         -------------    ------------    ------------    ------------
Net income                                                   $156,065        $135,696        $427,674        $396,508
                                                         =============    ============    ============    ============

 The accompanying notes are an integral part of the consolidated financial statements.


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                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
      CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDER'S EQUITY (Unaudited)
                  For the nine months ended September 30, 2001
                 (dollars in thousands except per share amounts)



                                                                                                Accumulated
                                           Common Stock        Additional                         Other              Total
                                      -----------------------    Paid-in        Retained       Comprehensive      Shareholder's
                                        Shares      Amount       Capital        Earnings          Income             Equity
                                      ------------ ----------  -------------  -------------  ------------------  ----------------

Balance, January 1, 2001                100,000      $15,000     $1,540,071     $3,191,536            $ 60,999       $ 4,807,606

Comprehensive income:
    Net income                                ---        ---            ---        427,674                 ---           427,674
    Other comprehensive income:
      Change in unrealized
        depreciation of investments
        net of change in deferred
        income taxes of $52,429               ---        ---            ---            ---              97,625            97,625
      Change in foreign
        currency translation                  ---        ---            ---            ---              (2,666)           (2,666)
                                                                                                                 ----------------
          Other comprehensive income                                                                                      94,959
                                                                                                                 ----------------
Comprehensive income                                                                                                     522,633
                                                                                                                 ----------------
Dividends declared (per common
    share $994.00)                            ---        ---            ---        (99,400)                ---           (99,400)

Tax reduction related to tax
    sharing agreement
    with MBIA Inc.                            ---        ---         22,426            ---                 ---            22,426
                                      ------------ ----------  -------------  -------------  ------------------  ----------------
Balance, September 30, 2001             100,000      $15,000     $1,562,497     $3,519,810            $155,958       $ 5,253,265
                                      ============ ==========  =============  =============  ==================  ================

Disclosure of reclassification amount:
    Unrealized appreciation of
      investments arising
      during the period, net of taxes    $102,990
    Reclassification of adjustment,
      net of taxes                         (5,365)
                                      ------------
    Net unrealized appreciation,
      net of taxes                        $97,625
                                      ============

 The accompanying notes are an integral part of the consolidated financial statements.

                                      -5-

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                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
                             (dollars in thousands)

                                                                           Nine months ended
                                                                             September 30
                                                                  -------------------------------------
                                                                        2001                2000
                                                                  -----------------    ----------------
Cash flows from operating activities:
     Net income                                                         $  427,674          $  396,508
     Adjustments to reconcile net income to net
        cash provided by operating activities:
        Increase in accrued investment income                               (3,624)             (4,456)
        Increase in deferred acquisition costs                              (2,373)            (10,742)
        Increase in prepaid reinsurance premiums                           (47,742)            (39,274)
        Increase in deferred premium revenue                               101,695              68,410
        Increase (decrease) in loss and loss adjustment
            expense reserves, net                                           23,188              (8,285)
        Depreciation                                                         7,801               4,679
        Amortization of goodwill                                             3,493               3,659
        Amortization of bond discount, net                                  (6,445)            (12,997)
        Net realized gains on sale of investments                           (5,903)            (18,317)
        Deferred income tax (benefit) provision                               (662)             32,807
        Fair value of derivative instruments                                17,806                 ---
        Other, net                                                          50,342              53,066
                                                                  -----------------    ----------------
        Total adjustments to net income                                    137,576              68,550
                                                                  -----------------    ----------------
        Net cash provided by operating activities                          565,250             465,058
                                                                  -----------------    ----------------

Cash flows from investing activities:
     Purchase of fixed-maturity securities, net
        of payable for investments purchased                            (2,531,250)         (1,974,313)
     Sale of fixed-maturity securities, net of
        receivable for investments sold                                  1,804,283           1,486,244
     Redemption of fixed-maturity securities,
        net of receivable for investments redeemed                         312,704             201,665
     Purchase of short-term investments, net                               (33,778)            (53,547)
     (Purchase) sale of other investments, net                             (18,639)                 42
     Capital expenditures, net of disposals                                 (5,139)             (8,321)
                                                                  -----------------    ----------------
        Net cash used by investing activities                             (471,819)           (348,230)
                                                                  -----------------    ----------------

Cash flows from financing activities:
     Dividends paid                                                        (99,400)           (126,800)
                                                                  -----------------    ----------------
        Net cash used by financing activities                              (99,400)           (126,800)
                                                                  -----------------    ----------------

Net decrease in cash and cash equivalents                                   (5,969)             (9,972)
Cash and cash equivalents - beginning of period                             12,541              33,702
                                                                  -----------------    ----------------
Cash and cash equivalents - end of period                               $    6,572          $   23,730
                                                                  =================    ================

Supplemental cash flow disclosures:
     Income taxes paid                                                  $  117,470          $   56,728

 The accompanying notes are an integral part of the consolidated financial statements.

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                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     1.  Basis of Presentation
         ---------------------

     The accompanying consolidated financial statements are unaudited and include the accounts of MBIA Insurance Corporation and its Subsidiaries (the "Company"). The statements do not include all of the information and disclosures required by accounting principles generally accepted in the United States of America. These statements should be read in conjunction with the Company's consolidated financial statements and notes thereto for the year ended December 31, 2000. The accompanying consolidated financial statements have not been audited by independent accountants in accordance with auditing standards generally accepted in the United States of America but in the opinion of management such financial statements include all adjustments, consisting only of normal recurring adjustments, necessary to summarize fairly the Company's financial position and results of operations. The results of operations for the nine months ended September 30, 2001 may not be indicative of the results that may be expected for the year ending December 31, 2001. The December 31, 2000 balance sheet was derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America.

     2.  Dividends Declared
         ------------------

     Dividends declared and paid by the Company during the nine months ended September 30, 2001 were $99 million.

     3.  Recent Accounting Pronouncements
         --------------------------------

     In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) 133, "Accounting for Derivative Instruments and Hedging Activities" which was effective for the Company as of January 1, 2001. SFAS 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives will be recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge, and if so, the type of the hedge.

     The Company has entered into derivative transactions that it views as an extension of its core financial guaranty business but do not qualify for the financial guarantee scope exception under SFAS 133 and, therefore, must be stated at fair value. The Company's derivative exposure and mark-to-market as of January 1, 2001, primarily consists of credit default swaps.

     The revenues and expenses include revenues and expenses related to derivative activity. The related change in fair value of those derivative instruments is included in gains and losses.

                  MBIA INSURANCE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


     Adoption of SFAS 133 on January 1, 2001 resulted in cumulative after-tax reductions in net income of $11 million. In addition, the Company increased its assets by $31 million and liabilities by $42 million.

     In September 2000, the FASB issued SFAS 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which was effective for the Company as of April 1, 2001. In accordance with SFAS 140, the Company no longer reflects on its balance sheet financial assets involving the borrowing of securities that meet specific criteria.

     The fair value of securities received for security lending transactions at September 30, 2001 and December 31, 2000 was $547 million and $428 million, respectively. None of the accepted collateral for securities loaned has been sold or repledged for any periods presented.

     SFAS 140 also requires the Company to reclassify financial assets pledged as collateral under certain agreements and to report those assets at fair value as a separate line item on the balance sheet. As of September 30, 2001, the Company had $607 million in financial assets pledged as collateral. It is the Company's policy to take possession of securities borrowed or purchased under agreements to resell.

     The Company minimizes the credit risk that counterparties to transactions might be unable to fulfill their contractual obligations by monitoring customer credit exposure and collateral value and requiring additional collateral to be deposited with the Company when deemed necessary.

     In June 2001, the FASB issued SFAS 142, "Goodwill and Other Intangible Assets", which is effective for fiscal years beginning after December 15, 2001. SFAS 142 requires that goodwill no longer be amortized, but instead be reviewed for impairment. The Company will adopt SFAS 142 effective January 1, 2002 and is currently evaluating the impact that the adoption will have on its earnings and statement of financial position.